UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 31, 2013

RIVERBED TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33023	03-0448754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

199 Fremont Street

San Francisco, CA 94105

(Address of principal executive offices, including zip code)

(415) 247-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

After the close of market trading hours on October 31, 2013, Riverbed Technology, Inc., a Delaware corporation (the “Company”), entered into a collared accelerated share repurchase agreement (the “ASR Contract”) with Citibank, N.A. (“Citibank”), under which the Company will repurchase shares of its common stock with an aggregate value of approximately $75 million, with the final number of shares repurchased subject to adjustment as described below. The aggregate dollar amount of shares repurchased under the ASR Contract will reduce the remaining aggregate amount available for repurchase under the Company’s existing stock repurchase program.

Pursuant to the ASR Contract, the Company will pay $75 million to Citibank on November 1, 2013. Shares will be repurchased over the term of the ASR Contract, which is expected to end no later than February 5, 2014, although the completion date may be accelerated at Citibank’s option. The exact number of shares to be repurchased will generally be determined by the average of the daily volume weighted average prices of shares traded during the term of the ASR Contract, subject to collar provisions that will establish a minimum and maximum number of shares to be repurchased. The actual number of shares repurchased will be determined at the completion of the ASR Contract.

The ASR Contract contains the principal terms and provisions governing the accelerated share repurchase, including, but not limited to, the mechanism used to determine the number of shares that will be delivered, the required timing of delivery of the shares, the circumstances under which Citibank is permitted to make adjustments to valuation and calculation periods and various acknowledgements, representations and warranties made by the Company and Citibank to one another.

The foregoing description of the ASR Contract is a summary and is qualified in its entirety by the terms of the ASR Contract, a copy of which will be filed with the Company’s annual report on Form 10-K for the year ended December 31, 2013.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided under Item 1.01 above is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVERBED TECHNOLOGY, INC.

Date: November 1, 2013	By:	/s/ Ernest E. Maddock
Ernest E. Maddock Chief Financial Officer